Exhibit 99.1

Brookline Bancorp, Inc. Announces Receipt of Regulatory Approvals

for Bancorp Rhode Island Acquisition

December 9, 2011—BROOKLINE, Mass.—Brookline Bancorp, Inc. (“Brookline”) (NASDAQ: BRKL) today announced that it has received all required regulatory approvals in connection with its proposed acquisition of Bancorp Rhode Island, Inc. (“Bancorp Rhode Island”) (NASDAQ: BARI).  The closing of the merger, which remains subject to the satisfaction of other customary closing conditions, is expected to occur at or around the end of the calendar year.

The final deadline for Bancorp Rhode Island shareholders to make an election regarding the form of consideration to be received by them in the merger is 5:00 p.m. on Friday, December 16, 2011.  Shareholders with questions regarding the election materials or who wish to obtain copies of the election materials should contact Phoenix Advisory Partners, the information agent, at (877) 478-5038.

About Brookline Bancorp, Inc.

Brookline Bancorp, Inc., headquartered in Brookline, MA, operates as the bank holding company for Brookline Bank and The First National Bank of Ipswich.  A full-service financial institution founded in 1871, Brookline Bank provides individuals and small to mid-sized businesses with deposit and lending services, residential mortgages and home equity lending, commercial and commercial real estate lending, cash management, merchant services, and access to investment services.  For more information, go to www.brooklinebank.com.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements.  Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, failure to complete the proposed acquisition of Bancorp Rhode Island in a timely manner or at all, business disruptions due to the pendency of the transaction, and difficulties related to the integration of the businesses following the merger.  For additional factors that may affect future results, please see the filings made by Brookline with the Securities and Exchange Commission, including Brookline’s Annual Report on Form 10-K (as amended) for the year ended December 31, 2010, as supplemented by its Quarterly Reports on Form 10-Q.  Brookline undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

Additional Information About this Transaction

In connection with the proposed merger, Brookline has filed relevant documents with the SEC, including a registration statement on Form S-4 that included a proxy statement/prospectus dated July 29, 2011.  The proxy statement/prospectus was mailed to Bancorp Rhode Island shareholders on or about August 5, 2011. Investors are urged to read the proxy statement/prospectus and the other relevant materials, including any amendments or supplements to those documents, because they contain or will contain important information.  The proxy statement/prospectus and other relevant materials filed by Brookline or Bancorp Rhode Island with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents by directing a written request to Michael W. McCurdy, Brookline Bancorp, Inc., 160 Washington Street, Brookline, Massachusetts 02445.

This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.